Exhibit 99.1

Conduit Pharmaceuticals to Become a Publicly Traded Company via Merger with Murphy Canyon Acquisition Corp.

●	Conduit Pharmaceuticals Limited (“Conduit”) is led by highly experienced pharma executives, Dr. Freda Lewis-Hall, former Chief Medical Officer of Pfizer, and Dr. David Tapolczay, former Chief Executive Officer of UK charity LifeArc; to fund the development of successful de-prioritized clinical assets licensed from large pharmaceutical companies,

●	Existing clinical candidate (a glucokinase activator) has produced a new therapeutic concept: specific cell activation by a small molecule whereby the activated cell itself becomes the therapeutic agent within the body (“in vivo activated-cell therapy);

●	Existing development pipeline also includes a potent, irreversible inhibitor of human Myeloperoxidase (MPO) that has the potential to treat idiopathic male infertility;

●	Transaction proceeds will advance the clinical evaluation of specific activation of Tregs in one of a number of possible autoimmune diseases;

●	Combined company anticipated to have an implied initial enterprise value of approximately $700.49 million, and the transaction is expected to deliver cash proceeds of around $149.36 million to Conduit (assuming no redemptions) to fund Conduit’s clinical development programs,

●	Transaction expected to be completed in first quarter of 2023; combined company expected to be listed on NASDAQ under ticker “CDT”

SAN DIEGO, CA., November 8, 2022 /ACCESSWIRE/ — Conduit Pharmaceuticals Limited (“Conduit”), a pharmaceutical company led by highly experienced pharma executives, established to fund the development of successful deprioritized clinical assets licensed from large pharmaceutical companies, through its exclusive relationships, and Murphy Canyon Acquisition Corp. (NASDAQ: MURF or “Murphy”), a blank-check special purpose acquisition company, announced today that they have entered into a definitive business combination agreement (the “Business Combination Agreement”). The business combination transaction is expected to provide Conduit with access to the public equity market, which the parties believe will accelerate development of Conduit’s autoimmune disease and idiopathic male infertility pipeline. Upon the business combination transaction closing, which is expected to occur in the first quarter of 2023, the combined company is expected to be named Conduit Pharmaceuticals Inc., which will continue to operate under the Conduit management team, led by Dr. David Tapolczay, Chief Executive Officer, and Dr. Freda Lewis-Hall, Chair of the Board of Directors. The combined company’s common stock is anticipated to be listed on NASDAQ under ticker symbol “CDT”.

Dr. Freda Lewis-Hall, proposed Chair of the Board of Directors of the combined company, said “We are delighted to partner with Murphy Canyon in this business combination. This merger and entry into the public markets will enable Conduit to escalate development of its pipeline of assets and fulfil our mission to accelerate the development of new treatments for patients in need. We have initially licensed two extremely promising compounds in multiple indications, which in turn will deliver innovative therapies in unmet clinical areas, with an agreed three further assets to be licensed. Over time, we plan to expand our asset pipeline by partnering with further pharmaceutical companies who share our key mission.”

“After evaluating dozens of companies, the Conduit team really impressed us both with their creative development approach and their asset pipeline,” said Jack Heilbron, Chief Executive Officer and Director of Murphy. “Conduit’s team has an impressive track record of achievement in science, medicine, and industry. Their current assets and pipeline address a wide range of indications, and we believe that those indications are in important markets, full of opportunity. We look forward to seeing Conduit thrive and grow in the public markets.”

Transaction Overview

The combined company is anticipated to have an estimated pro forma enterprise valuation of approximately $700.49 million. Cash proceeds from the transactions contemplated by the Business Combination Agreement (the “Transactions”) are expected to consist of up to approximately $136.04 million of cash held in Murphy’s trust account (before any redemptions by Murphy’s public stockholders and the payment of certain expenses) and approximately $27.00 million attributable to a private investment anchored by new and existing investors of Conduit (the “PIPE Investment”). Proceeds from the PIPE Investment are expected to advance the clinical evaluation of specific activation of Tregs in one of a number of possible autoimmune diseases. The PIPE Investment is expected to close in connection with the business combination and is subject to the satisfaction of other customary closing conditions and a NASDAQ listing. After the closing of the Transactions and assuming no redemptions by Murphy’s public stockholders, existing Conduit shareholders will retain 100% of their equity ownership and will own approximately 76.48% of the pro forma combined company.

The Transactions, which have been unanimously approved by the boards of directors of both Conduit and Murphy, are subject to, among other customary closing conditions, approval by the stockholders of Murphy, and the shareholders of Conduit.

A more detailed description of the transaction terms and a copy of the Business Combination Agreement and the definitive documents governing the PIPE Investment will be included in a current report on Form 8-K to be filed with the U.S. Securities and Exchange Commission (the “SEC”) by Murphy. Murphy also intends to file a registration statement (which will be a combined proxy statement and prospectus) with the SEC in connection with the Transactions.

Advisors

A.G.P./Alliance Global Partners is serving as exclusive financial advisor to Conduit and Murphy. Thompson Hine LLP is serving as legal advisor to Conduit and Sichenzia Ross Ference LLP is serving as legal advisor to Murphy.

Conduit Pharmaceuticals Limited

Conduit is a clinical stage specialty biopharmaceutical company, addressing unmet medical needs in the areas of autoimmune disease and idiopathic male infertility. The development pipeline includes a glucokinase inhibitor in a number of Phase 2 ready autoimmune diseases including uveitis, Hashimoto’s Thyroiditis, preterm labor and renal transplant. Conduit’s development pipeline also includes a potent, irreversible inhibitor of human Myeloperoxidase (MPO) that has the potential to treat idiopathic male infertility.

About Murphy Canyon Acquisition Corp.

Murphy Canyon Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company is sponsored by Murphy Canyon Acquisition Sponsor, LLC, a wholly owned subsidiary of Presidio Property Trust, Inc. (Nasdaq: SQFT). For more information, please visit https://murphycanyonac.com.

Important Information for Investors and Stockholders and Where to Find It

In connection with the transactions described herein, Murphy intends to file a registration statement on Form S-4 that will include a proxy statement with respect to the stockholder meeting of Murphy and a prospectus with respect to securities of the combined company. After the registration statement is declared effective by the SEC, the proxy statement/prospectus will be sent to all Murphy and Conduit stockholders. Murphy will also file other documents regarding the proposed business combination with the SEC. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITIES HOLDERS OF MURPHY AND CONDUIT ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND ALL OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION AS THEY BECOME AVAILABLE SINCE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED BUSINESS COMBINATION AND THE PARTIES TO THE PROPOSED BUSINESS COMBINATION.

Investors and securities holders will be able to obtain free copies of the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC by Murphy through the website maintained by the SEC at https://sec.gov/. In addition, the documents filed by Murphy may be obtained free of charge from Murphy’s website at https://murphycanyonac.com or by written request to info@murphycanyonac.com. Additional information about the proposed transaction, including a copy of the business combination agreement and investor presentation, will be provided in a Current Report on Form 8-K to be filed by Murphy with the SEC which can be accessed at www.sec.gov as well as online at https://murphycanyonac.com.

Participants in the Solicitation

Murphy, Conduit, and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Murphy’s stockholders in connection with the proposed transaction. Information about Murphy’s directors and executive officers and their ownership of Murphy’s securities is set forth in Murphy’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC, as modified or supplemented by any Form 3 or Form 4 filed with the SEC since the date of such filing. Other information regarding the interests of the participants in the proxy solicitation will be included in the proxy statement/prospectus pertaining to the proposed Transactions when it becomes available. These documents can be obtained free of charge from the sources indicated above.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of any securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such other jurisdiction.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws with respect to the proposed transaction between Murphy Canyon Acquisition Corp. (“Murphy”), and Conduit Pharmaceuticals Limited (“Conduit”). All statements other than statements of historical facts contained in this press release, including statements regarding Murphy’s or Conduit’s future results of operations and financial position, the amount of cash expected to be available to Conduit after the closing and giving effect to any redemptions by Murphy’s stockholders, Conduit’s business strategy, prospective product candidates, product approvals, research and development costs, timing and likelihood of success, plans and objectives of management for future operations, future results of current and anticipated product candidates, and expected use of proceeds, are forward-looking statements. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including, but not limited to, the following risks relating to the proposed transaction: the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement; the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect the price of Murphy’s securities; the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; the inability to complete the Transactions, including due to failure to obtain approval of the stockholders of Murphy or other conditions to closing in the Business Combination Agreement; the inability to obtain or maintain the listing of Murphy’s common stock on NASDAQ following the Transactions; the risk that the Transactions disrupt current plans and operations of Conduit as a result of the announcement and consummation of the Transactions; the ability to recognize the anticipated benefits of the Transactions, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth economically and hire and retain key employees; the risks that Conduit’s product candidates in development fail clinical trials or are not approved by the U.S. Food and Drug Administration or other applicable authorities; costs related to the Transactions; changes in applicable laws or regulations; the possibility that Murphy or Conduit may be adversely affected by other economic, business, and/or competitive factors; and other risks and uncertainties to be identified in the proxy statement/prospectus (when available) relating to the Transactions, including those under “Risk Factors” therein, and in other filings with the SEC made by Murphy. Moreover, Conduit operates in a very competitive and rapidly changing environment. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond Murphy’s and Conduit’s control, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and except as required by law. Murphy and Conduit assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Neither Murphy nor Conduit gives any assurance that either Murphy or Conduit or the combined company will achieve its expectations.

Conduit Contacts:

Jamie Bligh

Conduit Pharmaceuticals Limited

jb@conduitpharma.com

Murphy Contacts:

Corporate and Media

Adam Sragovicz, Chief Financial Officer

Murphy Canyon Acquisition Corp.

adam.sragovicz@murphycanyonac.com

Tel 760-471-8536